REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of CSI Compressco GP LLC and the Unitholders of CSI Compressco LP

Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of CSI Compressco LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive income (loss) partners’ capital, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Partnership’s internal control over financial reporting as of December 31, 2023, sed on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 1, 2024 expressed an unqualified opinion.

Basis for opinion
These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership’s in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters
The critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ GRANT THORNTON LLP

We have served as the Partnership’s auditor since 2020.

Houston, Texas
March 1, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of CSI Compressco GP LLC and the Unitholders of CSI Compressco LP

Opinion on internal control over financial reporting
We have audited the internal control over financial reporting of CSI Compressco LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of December 31, 2023, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). In our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in the 2013 Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements of the Partnership as of and for the year ended December 31, 2023, and our report dated March 1, 2024 expressed an unqualified opinion on those financial statements.

Basis for opinion
The Partnership’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal control over Financial Reporting. Our responsibility is to express an opinion on the Partnerhsip’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and limitations of internal control over financial reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ GRANT THORNTON LLP
Houston, Texas
March 1, 2024

CSI Compressco LP
Consolidated Balance Sheets
(In Thousands, Except Unit Amounts)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$ 7,012	$ 8,475
Trade accounts receivable, net of allowance for credit losses of $460 in 2023 and $736 in 2022	58,648	65,085
Trade receivable - affiliate	780	948
Inventories	44,932	45,902
Prepaid expenses and other current assets	8,651	7,905
Total current assets	120,023	128,315
Property, plant, and equipment:
Land and building	7,241	7,227
Compressors and equipment	1,134,451	1,103,657
Vehicles	8,783	8,640
Construction in progress	34,880	37,183
Total property, plant, and equipment	1,185,355	1,156,707
Less accumulated depreciation	(666,075)	(611,734)
Net property, plant, and equipment	519,280	544,973
Other assets:
Deferred tax assets	17	3
Intangible assets, net of accumulated amortization of $39,586 in 2023 and $36,627 in 2022	16,181	19,140
Operating lease right-of-use assets	28,244	27,205
Other assets	3,291	2,767
Total other assets	47,733	49,115
Total assets	$ 687,036	$ 722,403
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$ 21,996	$ 34,589
Unearned income	2,525	2,590
Accrued liabilities and other	45,851	47,076
Current liabilities associated with discontinued operations	—	—
Total current liabilities	70,372	84,255
Other liabilities:
Long-term debt, net	628,587	634,016
Deferred tax liabilities	1,768	1,245
Operating lease liabilities	19,526	19,419
Other long-term liabilities	5,642	8,742
Total other liabilities	655,523	663,422
Commitments and contingencies
Partners’ capital:
General partner interest	(1,690)	(1,618)
Common units (141,995,028 units issued and outstanding at December 31, 2023 and 141,237,462 units issued and outstanding at December 31, 2022)	(22,855)	(9,250)
Accumulated other comprehensive loss	(14,314)	(14,406)
Total partners’ capital (deficit)	(38,859)	(25,274)
Total liabilities and partners’ capital	$ 687,036	$ 722,403
See Notes to Consolidated Financial Statements

CSI Compressco LP
Consolidated Statements of Operations
(In Thousands, Except Unit and Per Unit Amounts)

	Year Ended December 31,
	2023	2022
Revenues:
Contract services	$ 284,049	$ 263,241
Aftermarket services	83,621	72,928
Equipment rentals	17,209	14,865
Equipment sales	1,249	2,364
Total revenues	386,128	353,398
Cost of revenues (excluding depreciation and amortization expense):
Cost of contract services	140,663	135,639
Cost of aftermarket services	66,355	58,199
Cost of equipment rentals	2,094	2,346
Cost of equipment sales	1,344	1,382
Total cost of revenues	210,456	197,566
Depreciation and amortization	77,409	78,231
Impairments and other charges	—	135
Selling, general, and administrative expense	47,552	42,563
Interest expense, net of capitalized interest of $18 in 2023 and $318 in 2022	53,899	49,481
Other (income) expense, net	2,519	2,904
Loss before taxes and discontinued operations	(5,707)	(17,482)
Provision for income taxes	3,773	4,786
Loss from continuing operations	(9,480)	(22,268)
Income (loss) from discontinued operations, net of taxes	—	173
Net loss	$ (9,480)	$ (22,095)

General partner interest in net loss	$ (44)	$ (104)
Common units interest in net loss	$ (9,436)	$ (21,991)

Basic and diluted net loss per common unit:
Loss from continuing operations per common unit	$ (0.07)	$ (0.16)
Income (loss) from discontinued operations per common unit	—	—
Net loss per common unit	$ (0.07)	$ (0.16)

Weighted average common units outstanding:
Basic and diluted	141,900,481	141,109,230

See Notes to Consolidated Financial Statements

CSI Compressco LP
Consolidated Statements of Comprehensive Income (Loss)
(In Thousands)

	Year Ended December 31,
	2023	2022
Net loss	$ (9,480)	$ (22,095)
Foreign currency translation adjustment	92	(2)
Comprehensive loss	$ (9,388)	$ (22,097)

See Notes to Consolidated Financial Statements

CSI Compressco LP
Consolidated Statement of Partners’ Capital
(In Thousands)

	Partners’ Capital			Accumulated Other Comprehensive Income (Loss)	Total Partners’ Capital (Deficit)
		Limited Partners
	General Partner	Common Unitholders
	Amount	Units	Amount
Balance as of December 31, 2021	$ (1,486)	140,386	$ 17,049	$ (14,404)	$ 1,159
Net loss for 2022	(104)	—	(21,991)	—	(22,095)
Distributions ($0.04 per unit)	(28)	—	(5,641)	—	(5,669)
Equity compensation, net	—	—	1,333	—	1,333
Vesting of Phantom Units	—	851	—	—	—
Translation adjustment, net of taxes of $0	—	—	—	(2)	(2)
Balance as of December 31, 2022	$ (1,618)	141,237	$ (9,250)	$ (14,406)	$ (25,274)
Net loss for 2023	(44)	—	(9,436)	—	(9,480)
Distributions ($0.04 per unit)	(28)	—	(5,674)	—	(5,702)
Equity compensation, net	—	—	1,505	—	1,505
Vesting of Phantom Units	—	758	—	—	—
Translation adjustment, net of taxes of $0	—	—	—	92	92
Balance as of December 31, 2023	$ (1,690)	141,995	$ (22,855)	$ (14,314)	$ (38,859)

See Notes to Consolidated Financial Statements

CSI Compressco LP
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31,
	2023	2022
Operating activities:
Net loss	$ (9,480)	$ (22,095)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77,409	78,231
Impairments and other charges	—	135
Provision (benefit) for deferred income taxes	343	376
Equity-based compensation expense, net	1,505	1,333
Provision (recovery) for credit losses	99	(407)
Amortization of deferred financing costs	182	318
Other non-cash charges and credits	279	95
Gain (loss) on sale of property, plant, and equipment	1,798	(961)
Changes in operating assets and liabilities:
Accounts receivable	6,480	(12,292)
Inventories	(6,027)	(17,563)
Prepaid expenses and other current assets	(1,055)	3,781
Accounts payable and accrued expenses	(9,028)	4,277
Other	(335)	316
Net cash provided by operating activities	62,170	35,544
Investing activities:
Purchases of property, plant, and equipment, net	(57,871)	(52,073)
Proceeds from sale of property, plant, and equipment	6,412	8,134
Net cash used in investing activities	(51,459)	(43,939)
Financing activities:
Proceeds from long-term debt	343,979	115,513
Payments of long-term debt	(349,409)	(113,360)
Distributions	(5,701)	(5,669)
Debt issuance costs and other financing activities	(104)	(343)
Equipment financing lease, net	(1,037)	14,129
Net cash provided by (used in) financing activities	(12,272)	10,270
Effect of exchange rate changes on cash	98	2
Increase (decrease) in cash and cash equivalents and restricted cash	(1,463)	1,877
Cash and cash equivalents at beginning of period	8,475	6,598
Cash and cash equivalents at end of period	$ 7,012	$ 8,475

Supplemental cash flow information:
Interest paid	$ 53,399	$ 47,272
Income taxes paid	$ 3,748	$ 6,559
Decrease (increase) in accrued capital expenditures	$ 5,304	$ (4,225)

See Notes to Consolidated Financial Statements

CSI COMPRESSCO LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023
NOTE 1 — ORGANIZATION AND OPERATIONS

    CSI Compressco LP, a Delaware limited partnership, is a provider of compression and treating services. Natural gas compression is used for oil production, gathering, artificial lift, transmission, processing, and storage. Treating services include the removal of contaminants from a natural gas stream and cooling to reduce the temperature of produced gas and liquids. We also sell used standard compressor packages and provide aftermarket services and compressor package parts and components manufactured by third-party suppliers. We provide contract and treating services and compressor parts and component sales to a broad base of natural gas and oil exploration and production, midstream, and transmission companies operating throughout many of the onshore producing regions of the United States as well as in a number of international locations, including the countries of Mexico, Canada, Argentina and Chile. Unless the context requires otherwise, when we refer to “the Partnership,” “we,” “us,” and “our,” we are describing CSI Compressco LP and its wholly owned subsidiaries.

Planned Mergers with Kodiak Gas Services, Inc.

On December 19, 2023, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Partnership, Kodiak Gas Services, Inc., a Delaware corporation (“Kodiak”), Kodiak Gas Services, LLC, a Delaware limited liability company and indirect, wholly owned subsidiary of Kodiak (“Kodiak Services”), Kick Stock Merger Sub, LLC, a Delaware limited liability company and indirect, wholly owned subsidiary of Kodiak, Kick GP Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Kodiak Services, and Kick LP Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Kodiak Services, pursuant to which Kodiak will acquire the Partnership through a series of mergers (the “Mergers”). Under the terms of the Merger Agreement, (i) our common unitholders (excluding certain holders described in clause (ii)) will receive 0.086 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Kodiak (“Kodiak Common Stock”) in exchange for each common unit, (ii) our common unitholders that meet certain specified conditions may elect to receive as consideration for each common unit, in lieu of a number of shares of Kodiak Common Stock equal to the Exchange Ratio, a number of units (“OpCo Units”) in Kodiak Services, equal to the Exchange Ratio and an equal number of shares of Series A Preferred Stock of Kodiak (“Series A Preferred Stock”), and (iii) the owner of our general partner will receive, in consideration for the notional units representing the general partner interest in the Partnership, a number of OpCo Units and shares of Series A Preferred Stock equal to the Exchange Ratio for each such notional unit. Each OpCo Unit will be redeemable for one share of Kodiak Common Stock (together with the cancellation of one share of Series A Preferred Stock) pursuant to the terms of the Sixth Amended and Restated Limited Liability Company Agreement of Kodiak Services.

On February 21, 2024, upon the delivery of written consents approving the Mergers by each of our named executive officers and certain large unitholders, we received the requisite unitholder approval to consummate the Mergers. Completion of the Mergers remains subject to certain conditions, including certain governmental and regulatory approvals. The closing of the Mergers is currently expected to take place in the second quarter of 2024; however, no assurance can be given as to when, or if, the Mergers will occur.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our consolidated financial statements include the accounts of our wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Segments

We operate in one reportable segment. The Partnership’s Chief Executive Officer, who is considered to be the chief operating decision maker, manages the Partnership’s operations as a whole and reviews financial information presented on a consolidated basis, accompanied by information about product revenue, for purposes of evaluating financial performance and allocating resources.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses, and impairments during the reporting period. Actual results could differ from those estimates, and such differences could be material.

Reclassifications

    Certain previously reported financial information has been reclassified to conform to the current year's presentation. The impact of such reclassifications was not significant to the prior year's overall presentation.

Cash Equivalents

We consider all highly liquid cash investments with maturities of three months or less when purchased to be cash equivalents. We have concentrated credit risk for cash by maintaining deposits in a major bank, which may at times exceed amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation (“FDIC”). We monitor the financial health of the bank and have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk. Management believes the financial institutions are financially sound and risk of loss is minimal.

Financial Instruments

Financial instruments that subject us to concentrations of credit risk consist principally of trade accounts receivable, which are primarily due from companies of varying size engaged in oil and gas activities in the United States, Canada, Mexico, Argentina and Chile. Our policy is to review the financial condition of customers before extending credit and periodically updating customer credit information. Payment terms are on a short-term basis. The risk of loss from the inability to collect trade receivables is heightened during prolonged periods of low oil and natural gas commodity prices.

We have currency exchange rate risk exposure related to transactions denominated in a foreign currency as well as to investments in certain of our international operations. Our risk management activities include the use of foreign currency forward purchase and sale derivative contracts as part of a program designed to mitigate the currency exchange rate risk exposure on selected international operations.

We have $56.8 million balance outstanding under our variable rate revolving credit facilities pursuant to the Credit Agreement and the Spartan Credit Agreement as of December 31, 2023 and face market risk exposure related to changes in applicable interest rates.

Significant Customers

During the years ended December 31, 2023 and 2022, one individual customer accounted for 10% or more of our revenues. As of December 31, 2023 and 2022, one individual customer represented 10% or more of our consolidated trade accounts receivable net of allowance for credit losses.

Foreign Currencies

We have designated the Canadian dollar as the functional currency for our operations in Canada. We are exposed to fluctuations between the U.S. dollar and certain foreign currencies, including the Canadian dollar, the Mexican peso, the Argentine peso and the Chilean peso as a result of our international operations. Foreign currency exchange (gains) losses are included in other (income) expense, net, and totaled $5.1 million and $1.9 million during the years ended December 31, 2023 and 2022, respectively.

Leases

Lessee

    As a lessee, unless the lease meets the criteria of short-term and is excluded per our policy election described below, we initially recognize a lease liability and related right-of-use asset on the commencement date. The right-of-use asset represents our right to use an underlying asset and the lease liability represents our obligation to make lease payments to the lessor over the lease term.

    All of our long-term leases are operating leases and are included in operating lease right-of-use assets, accrued liabilities and other, and operating lease liabilities in our consolidated balance sheet as of December 31, 2023 and 2022. We determine whether a contract is or contains a lease at inception of the contract. Where we are a lessee in a contract that includes an option to extend or terminate the lease, we include the extension period or exclude the period covered by the termination option in our lease term in determining the right-of-use asset and lease liability, if it is reasonably certain that we would exercise the option.

    As an accounting policy election, we do not include short-term leases on our balance sheet. Short-term leases include leases with a term of twelve months or less, inclusive of renewal options we are reasonably certain to exercise. The lease payments for short-term leases are included as operating lease costs on a straight-line basis over the lease term in cost of revenues or selling, general, and administrative expense based on the use of the underlying asset. We recognize lease costs for variable lease payments not included in the determination of a lease liability in the period in which an obligation is incurred.

    As allowed by U.S. GAAP, we do not separate non-lease components from the associated lease component for our contract services contracts and instead account for those components as a single component based on the accounting treatment of the predominant component. In our evaluation of whether Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 842 “Leases” or ASC 606 “Revenue from Contracts with Customers” is applicable to the combined component based on the predominant component, we determined the services non-lease component is predominant, resulting in the ongoing recognition of our compression services contracts following ASC 606.

    Our operating leases are recognized at the present value of lease payments over the lease term. When the implicit discount rate is not readily determinable, we use our incremental borrowing rate to calculate the discount rate used to determine the present value of lease payments. Consistent with other long-lived assets or asset groups that are held and used, we test for impairment of our right-of-use assets when impairment indicators are present.

Lessor

Our agreements for rental equipment contain an operating lease component under ASC 842 because we, as the lessor, retain substantial exposure to changes in the underlying asset’s value, unlike a sale or secured lending arrangement. Therefore, we do not derecognize the underlying asset, and recognize income associated with providing the lessee the right to control the use of the asset ratably over the lease term.

As a lessor, we recognize operating lease revenue on our statements of operations as equipment rentals. This revenue is recognized on a straight-line basis over the term of the lease based on the monthly rate in the agreement. The leased asset remains on the balance sheets consistent with other property, plant and equipment. Cash receipts associated with all leases are classified as cash flows from operating activities in the statement of cash flows. Certain lease agreements provide renewal options. Either party can terminate prior to the next notice period. If neither party terminates the lease automatically renews.

The leased equipment primarily consists of the Spartan Treating amine plants, gas coolers and production equipment. All of this equipment is modular and skid mounted. It can be moved between locations. Lease terms for this equipment vary in length. Lease terms for amine plants range from two to six years while lease terms for the gas coolers range from one month to two years.

Allowance for Credit Losses

Trade accounts receivable are stated at their net realizable value. The allowance for credit losses against gross trade accounts receivable reflects the best estimate of expected credit losses of the receivables portfolio determined on the basis of historical experience, current information, and forecasts of future economic conditions. In developing the estimate for expected credit losses, trade accounts receivables are segmented into pools of assets depending on market (U.S. versus international), delinquency status, and customer type, and fixed reserve percentages are established for each pool of trade accounts receivables.

In determining the reserve percentages for each pool of trade accounts receivables, we considered our historical experience with certain customers and customer types, regulatory and legal environments, country and political risk, and other relevant current and future forecasted macroeconomic factors. These credit risk indicators are monitored on a quarterly basis to determine whether there have been any changes in the economic environment that would indicate the established reserve percentages should be adjusted, and are considered on a regional basis to reflect more geographic-specific metrics. Additionally, write-offs and recoveries of customer receivables are tracked against collections on a quarterly basis to determine whether the reserve percentages remain appropriate. When management becomes aware of certain customer-specific factors that impact credit risk, specific allowances for these known troubled accounts are recorded. Trade accounts receivable are written off after all reasonable means to collect the full amount (including litigation, where appropriate) have been exhausted.

Changes in the allowance are as follows:

	Year Ended December 31,
	2023	2022
	(In Thousands)
At beginning of period	$ 736	$ 1,223
Activity in the period:
Provision (recovery) for credit losses	99	(407)
Account charge-offs, net	(375)	(80)
At end of period	$ 460	$ 736

Inventories

Inventories consist primarily of compressor package spare parts and supplies and work in progress. For compressor package spare parts and supplies, cost is determined using the weighted average cost method. The cost of work in progress is determined using the specific identification method.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Expenditures that increase the useful lives of assets are capitalized. The cost of repairs and maintenance is charged to cost of revenues as incurred. Compressors include compressor packages currently placed in service and available for service. Depreciation is computed using the straight-line method based on the following estimated useful lives:

Buildings	15 – 30 years
Compressors, Amine plants, and Production equipment	12 – 25 years
Other equipment	2 – 8 years
Vehicles	3 – 5 years
Information systems	7 years

Depreciation expense for the years ended December 31, 2023 and 2022 was $74.4 million and $75.1 million, respectively.

Leasehold improvements are depreciated over the shorter of the remaining term of the associated building lease or their useful lives.

Construction in progress as of December 31, 2023 and 2022 is primarily associated with the expansion of our contract services fleet and capital expenditures that sustain the capacity of our existing fleet.

Intangible Assets

Trademarks/trade names, customer relationships, and other intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from two to fifteen years. Amortization expense related to intangible assets was $2.9 million and $2.9 million for the years ended December 31, 2023 and 2022, respectively, and is included in depreciation and amortization. The estimated future annual amortization expense of trademarks/trade names, customer relationships, and other intangible assets is $2.9 million each year for 2024 to 2028.

    Our intangible assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. In such an event, we will determine the fair value of the asset using an undiscounted cash flow analysis of the asset at the lowest level for which identifiable cash flows exist. If an impairment has occurred, we will recognize a loss for the difference between the carrying value and the estimated fair value of the intangible asset.

Impairments and Other Charges

Impairments of long-lived assets, including identified intangible assets, are determined periodically when indicators of impairment are present. If such indicators are present, the determination of the amount of impairment is based on our judgments as to the future undiscounted operating cash flows to be generated from the relevant assets throughout their remaining estimated useful lives. If these undiscounted cash flows are less than the carrying amount of the related asset, an impairment is recognized for the excess of the carrying value over its fair value. Fair value of intangible assets is generally determined using the discounted present value of future cash flows using discount rates commensurate with the risks inherent with the specific assets. Assets held for disposal are recorded at the lower of carrying value or estimated fair value less estimated selling costs.

During 2023, we did not record any impairments of long-lived assets. During 2022 a specific engine in inventory was sold at a loss, resulting in a charge of $0.1 million.

Accrued Liabilities

Accrued liabilities are detailed as follows:

	December 31,
	2023	2022
	(In Thousands)
Accrued interest	$ 12,147	$ 12,093
Operating lease liabilities, current portion	8,762	7,620
Compensation and employee benefits	8,542	7,867
Equipment finance agreements, current portion	7,450	5,394
Accrued taxes	5,037	6,069
Accrued capital expenditures	1,056	6,360
Other accrued liabilities	2,857	1,673
Total accrued liabilities and other	$ 45,851	$ 47,076

Revenue Recognition

Performance Obligations. Revenue is recognized when performance obligations under the terms of a contract with our customer are satisfied. Revenue is generally recognized when we transfer control of our products or services to our customers. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring products or providing services to our customers. We receive cash equal to the invoice price for most product sales and services and payment terms typically range from 30 to 60 days from the date we invoice our customer. With the exception of the initial terms of our compression services contracts of our medium- and high-horsepower compressor packages, our customer contracts are generally for terms of one year or less. Since the period between when we deliver products or services and when the customer pays for products or services is not to exceed one year, we have elected not to calculate or disclose a financing component for our customer contracts.

    Depending on the terms of the arrangement, we may also defer the recognition of revenue for a portion of the consideration received because we have to satisfy a future performance obligation.

    For revenue associated with mobilization of service equipment as part of a service contract arrangement, such revenue, if significant, is deferred and amortized over the estimated service period.

    Contract services. For compression services revenues recognized over time, our customer contracts typically provide agreed upon monthly service rates and we recognize service revenue based upon the number of days that services have been performed. The majority of our compression services are provided pursuant to contract terms ranging from one month to twenty-four months. Monthly agreements are generally cancellable with 30 days written notice by the customer.

    Sales taxes, value added taxes, and other taxes we collect concurrent with revenue-producing activities are excluded from revenue. We recognize the cost for freight and shipping costs when control over our products (i.e., delivery) has transferred to the customer as part of cost of product sales.

    Use of Estimates. Our revenues do not include material amounts of variable consideration, as our revenues typically do not require significant estimates or judgments. The transaction prices on a majority of our arrangements are fixed and product returns are immaterial. Additionally, our arrangements typically do not include multiple performance obligations that require estimates of the stand-alone purchase price for each performance obligation. Revenue on certain aftermarket service arrangements that include time as a component of the transaction price is not recognized until the performance obligation is complete.

    Contract Assets and Liabilities. We consider contract assets to be trade accounts receivable when we have an unconditional right to consideration and only the passage of time is required before payment is due. In certain instances, particularly those requiring customer specific documentation prior to invoicing, our invoicing of the customer is delayed until certain documentation requirements are met. In those cases, we recognize a contract asset rather than a billed trade accounts receivable until we are able to invoice the customer. Contract assets, along with billed trade accounts receivable, are included in trade accounts receivable in our consolidated balance sheets.

    We classify contract liabilities as unearned income in our consolidated balance sheets.

Equity-Based Compensation

    We have an equity incentive compensation plan which provides for the granting of phantom units and performance phantom units to the executive officers, key employees, non-executive officers, and directors of our general partner. Total equity-based compensation expense for the years ended December 31, 2023 and 2022, was $1.8 million and $1.6 million, respectively. For further discussion of equity-based compensation, see Note 9 - “Equity-Based Compensation.”

Income Taxes

Our operations are not subject to U.S. federal income tax other than the operations that are conducted through taxable subsidiaries. We incur state and local income taxes in certain areas of the U.S. in which we conduct business. We incur income taxes and are subject to withholding requirements related to certain of our operations in Latin America, Canada, and other foreign countries in which we operate. Furthermore, we also incur Texas Margin Tax, which, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, is classified as an income tax for reporting purposes. A portion of the carrying value of certain deferred tax assets is subject to a valuation allowance. See Note 11 - “Income Taxes” for further discussion.

Accumulated Other Comprehensive Income (Loss)

Certain of our international operations maintain their accounting records in the local currencies that are their functional currencies. For these operations, the functional currency financial statements are converted to U.S. dollar equivalents, with the effect of the foreign currency translation adjustment reflected as a component of accumulated other comprehensive income (loss). Accumulated other comprehensive income (loss) is included in partners’ capital in the accompanying audited consolidated balance sheets and consists of the cumulative currency translation adjustments associated with such international operations. Activity within our accumulated other comprehensive income (loss) is not subject to reclassifications to net income.

Allocation of Net Income (Loss)

Our net income (loss) is allocated to partners’ capital accounts in accordance with the provisions of the Partnership Agreement.

Earnings Per Common Unit

Our computations of earnings per common unit are based on the weighted average number of common units outstanding during the applicable period. Basic earnings per common unit are determined by dividing net income (loss) allocated to the common units after deducting the amount allocated to our general partner by the weighted average number of outstanding common units during the period.

When computing earnings per common unit under the two-class method in periods when distributions are greater than earnings, the amount of the distribution is deducted from net income (loss) and the excess of distributions over earnings is allocated between the general partner and common units based on how our Partnership Agreement allocates net losses.

Diluted earnings per common unit are computed using the treasury stock method, which considers the potential future issuance of limited partner common units. Unvested phantom units are not included in basic earnings per common unit, as they are not considered to be participating securities, but are included in the calculation of diluted earnings per common unit. For the years ended December 31, 2023 and 2022, all unvested phantom units were excluded from the calculation of diluted common units because the impact was anti-dilutive.

Fair Value Measurements

    We utilize fair value measurements to account for certain items and account balances within our consolidated financial statements. We utilize fair value measurements on a recurring basis in the accounting for our foreign currency forward purchase and sale derivative contracts. For these fair value measurements, we utilize the quoted value (a Level 2 fair value measurement). Refer to Note 10 - “Fair Value Measurements” for further discussion.
Fair value measurements are also utilized on a nonrecurring basis, such as in the allocation of purchase consideration for acquisition transactions to the assets and liabilities acquired, including intangible assets (a Level 3 fair value measurement) and for the impairment of long-lived assets (a Level 3 fair value measurement).
Distributions
    On January 19, 2023, April 17, 2023, July 17, 2023 and October 19, 2023, our general partner declared a cash distribution attributable to the respective quarter end of $0.01 per common unit. These distributions each equate to a distribution of $0.04 per outstanding common unit on an annualized basis. These distributions were paid on February 14, 2023, May 15, 2023, August 14, 2023 and November 14, 2023, respectively, to the holders of common units of record as of the close of business on January 31, 2023, April 30, 2023, July 28, 2023 and October 30, 2023, respectively. See Note 15 – Subsequent Events for information regarding the distribution with respect to the quarter ended December 31, 2023.

Discontinued Operations
On July 2, 2020, we completed the sale of our Midland manufacturing facility. The Midland facility was used to design, fabricate and assemble new standard and customized compressor packages for our new unit sales business. In connection with the Midland manufacturing facility sale, we entered into an agreement with the buyer to continue to operate a portion of the facility, which allowed us to close out the remaining backlog for the new unit sales business and to continue to operate our aftermarket services business at that location for an interim period. Following completion of the last unit in October 2020, we ceased fabricating new compressor packages for sales to third parties or for our own service fleet. The operations associated with the new unit sales business were previously reported in equipment sales revenues and are now reflected as discontinued operations in our financial statements for all periods presented. Used equipment sales revenue continues to be included in equipment sales revenue. Income from discontinued operations, net of tax for the year ended December 31, 2022, was $0.2 million related to the warranty reserve not being utilized.

New Accounting Pronouncements
Standards adopted
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the more timely recognition of losses on financial instruments not accounted for at fair value through net income. The provisions require credit impairments to be measured over the contractual life of an asset and developed with consideration for past events, current conditions, and forecasts of future economic information. Credit impairments will be accounted for as an allowance for credit losses deducted from the amortized cost basis at each reporting date. Updates at each reporting date after initial adoption will be recorded through selling, general, and administrative expense. We adopted this new standard on January 1, 2023 and our adoption of this standard did not have a material impact on our consolidated financial statements.
Standards Not Yet Adopted
In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” ASU 2023-07 provides accounting guidance to improve the disclosures about a public entity’s reportable segments and address requests from investors for additional, more detailed information about a reportable segment’s expenses. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods after December 15, 2024. The Partnership will adopt this guidance in its Form 10-K for the year ended December 31, 2024. This guidance is expected to impact the disclosures only with no impact to the results of operations, financial position or cash flows.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” ASU 2023-09 provides accounting guidance to enhance the transparency and decision usefulness of income tax disclosures. The guidance includes improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid. This guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Partnership is in the process of evaluating this guidance and the potential effects this guidance will have on its disclosures.

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS

    As of December 31, 2023, we had $313.2 million of remaining contractual performance obligations for contract services. As a practical expedient, this amount does not include revenue for contract services contracts whose original expected duration is less than twelve months and does not consider the effects of the time value of money. Expected revenue to be recognized in the future as of December 31, 2023 for completion of performance obligations of contract service are as follows:

	2024	2025	2026	2027	2028	Total
	(In Thousands)
Contract services contracts remaining performance obligations	$ 176,227	$ 91,063	$ 41,104	$ 4,732	$ 70	$ 313,196

    Our contract asset balances included in trade accounts receivable in our consolidated balance sheets, primarily associated with revenue accruals prior to invoicing, were $2.9 million and $4.2 million as of December 31, 2023 and December 31, 2022, respectively.

    The following table reflects the changes in unearned income in our consolidated balance sheets for the periods indicated:

	December 31, 2023	December 31, 2022
	(In Thousands)
Unearned income, beginning of period	$ 2,590	$ 2,187
Additional unearned income	11,584	10,725
Revenue recognized	(11,649)	(10,322)
Unearned income, end of period	$ 2,525	$ 2,590

    Unearned income is included in accrued liabilities and other on the consolidated balance sheets. As of December 31, 2023 and 2022, contract costs were immaterial.

    Disaggregated revenue from contracts with customers by geography is as follows:

	Year Ended December 31,
	2023	2022
	(In Thousands)
Contract services
U.S.	$ 260,397	$ 227,542
International	23,652	35,699
	284,049	263,241
Aftermarket services
U.S.	80,773	71,445
International	2,848	1,483
	83,621	72,928
Equipment Rentals
U.S.	13,267	9,380
International	3,942	5,485
	17,209	14,865
Equipment sales
U.S.	676	1,945
International	573	419
	1,249	2,364
Total Revenue
U.S.	355,113	310,312
International	31,015	43,086
	$ 386,128	$ 353,398

NOTE 4 — INVENTORIES

Components of inventories as of December 31, 2023 and December 31, 2022 are as follows:

	December 31, 2023	December 31, 2022
(In Thousands)
Parts and supplies	$ 42,736	$ 44,042
Work in progress	2,196	1,860
Total inventories	$ 44,932	$ 45,902

    Inventories consist primarily of compressor package spare parts and supplies. Work in progress inventories consist of work in progress for our aftermarket business that has not been invoiced.
NOTE 5 — LEASES

Lessee Accounting

We have operating leases for some of our office space, warehouse space, operating locations, and machinery and equipment. Our leases have remaining lease terms up to ten years. Some of our leases have options to extend for various periods, while some have termination options upon prior notice of typically 30 days or six months. Our leases generally require us to pay all maintenance and insurance costs. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Lease costs are included in either cost of revenues or selling, general, and administrative expense depending on the use of the underlying asset. Total lease expense (inclusive of lease expense for leases not included on our consolidated balance sheet based on our accounting policy election to exclude leases with a term of twelve months or less), was $16.1 million for the year ended December 31, 2023, of which $2.3 million related to short-term leases. Total lease expense was $14.0 million for the year ended December 31, 2022, of which $2.8 million related to short-term leases. Variable rent expense was not material.

Operating lease supplemental cash flow information:

	Year Ended December 31,
	2023	2022
	(In Thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows - operating leases	$ 13,796	$ 10,930

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$ 11,975	$ 8,777

 Supplemental balance sheet information:

	December 31, 2023	December 31, 2021
(In Thousands)
Operating leases:
Operating right-of-use asset	$ 28,244	$ 27,205

Accrued liabilities and other	$ 8,762	$ 7,620
Operating lease liabilities	19,526	19,419
Total operating lease liabilities	$ 28,288	$ 27,039

Additional operating lease information:

	December 31, 2023	December 31, 2022
Weighted average remaining lease term:
Operating leases	4.60 years	4.39 years

Weighted average discount rate:
Operating leases	9.94%	10.05%

Future minimum lease payments by year and in the aggregate, under non-cancelable operating leases with terms in excess of one year consist of the following at December 31, 2023:

Operating Leases
(In Thousands)
2024	$ 11,270
2025	7,356
2026	6,298
2027	3,189
2028	1,512
Thereafter	5,102
Total lease payments	34,727
Less imputed interest	(6,439)
Total lease liabilities	$ 28,288

Lessor Accounting

Our leased equipment primarily consists of amine plants, gas coolers and other production equipment. Certain of our agreements with our customers for rental equipment contain an operating lease component under ASC 842 because (i) there are identified assets, (ii) the customer has the right to obtain substantially all of the economic benefits from the use of the identified asset throughout the period of use and (iii) the customer directs the use of the identified assets throughout the period of use. We have elected to apply the practical expedient provided to lessors to combine the lease and non-lease component of a contract where the revenue recognition pattern is the same and where the lease component, when accounted for separately, would be considered an operating lease. The practical expedient also allows a lessor to account for the combined lease and non-lease components under ASC 606, Revenue from Contracts with Customers, when the non-lease component is the predominant element of the combined component.

Our lease agreements generally have contract terms based on monthly rates. Lease revenue is recognized straight-line based on these monthly rates. We do not provide an option for the lessee to purchase the rented assets at the end of the lease and the lessees do not provide residual value guarantees on the rented assets.

We recognized operating lease revenue, which is included in “Equipment rentals” on the consolidated statements of operations as follows:

	December 31, 2023	December 31, 2022
(In Thousands)
Equipment rentals	$ 17,209	$ 14,865

The following table presents the maturity of lease payments for operating lease agreements in effect as of December 31, 2023. This presentation includes minimum fixed lease payments and does not include an estimate of variable lease consideration. These agreements have remaining lease terms ranging from one month to five years. The following table presents the undiscounted cash flows expected to be received related to these agreements:

	2024	2025	2026	2027	2028	Thereafter
	(In Thousands)
Future minimum lease revenue	$ 9,064	$ 1,598	$ 1,576	$ 1,576	$ 1,576	$ 263

NOTE 6 — LONG-TERM DEBT AND OTHER BORROWINGS

Long-term debt consists of the following:

		December 31, 2023	December 31, 2022
	Scheduled Maturity	(In Thousands)
Credit Agreement (1)	June 29, 2025	$ 9,419	$ 6,312
Spartan Credit Agreement (2)	October 17, 2025	46,501	54,912
7.5% First Lien Notes due 2025 (3)	April 1, 2025	400,086	400,293
10.000%/10.750% Second Lien Notes due 2026 (4)	April 1, 2026	172,581	172,499
Total long-term debt		628,587	634,016
Other borrowings (5)	Various	13,092	14,129
Total long-term debt and other borrowings		$ 641,679	$ 648,145

(1) Net of unamortized deferred financing costs of $0.3 million as of December 31, 2023 and $0.4 million as of December 31, 2022.
(2) Net of unamortized deferred financing costs of $0.5 million as of December 31, 2023 and $0.6 million as of December 31, 2022.

(3) Net of unamortized deferred financing costs of $1.3 million and $2.3 million as of December 31, 2023 and 2022, respectively, unamortized discount of $0.1 million and $0.1 million as of December 31, 2023 and 2022, respectively, and deferred restructuring gain of $1.4 million and $2.7 million as of December 31, 2023 and 2022, respectively.
(4) Net of unamortized deferred financing costs of $1.3 million and $1.9 million, unamortized discount of $0.5 million and $0.7 million, and deferred restructuring gain of $1.7 million and $2.4 million as of December 31, 2023 and 2022, respectively.
(5) Includes $7.5 million of current liability classified as Accrued liabilities and other and $5.6 million classified as Other long-term liabilities as of December 31, 2023 and $5.4 million of current liability classified as Accrued liabilities and other and $8.7 million classified as Other long-term liabilities as of December 31, 2022 on the accompanying consolidated balance sheet.

    Scheduled maturities for the next five years and thereafter are as follows:

December 31, 2023
(In Thousands)
2024	$ 7,443
2025	462,109
2026	173,112
2027	—
2028	—
Thereafter	—
Total maturities	$ 642,664

Our Credit Agreement, the Spartan Credit Agreement and the indentures governing the Notes contain certain affirmative and negative covenants, including covenants that restrict the ability to pay dividends or other restricted payments. We are in compliance with all covenants of our credit agreements and indentures as of December 31, 2023.

    Refer to Note 7 - “Related Party Transactions,” for a discussion of our amounts payable to affiliates.

Credit Agreement

On June 30, 2022, the Partnership, CSI Compressco Sub Inc. and CSI Compressco Operating LLC (collectively with the Partnership and CSI Compressco Sub Inc., the “Borrowers”), and certain subsidiaries of the Partnership named therein as guarantors (the “Guarantors”), entered into that certain Fifth Amendment to Loan and Security Agreement (the “Fifth Amendment”) with the Lenders (as defined below) party thereto, and Bank of America, N.A., in its capacity as administrative agent (in such capacity, “Administrative Agent”), collateral agent, letter of credit issuer and swing line lender.

The Fifth Amendment amends and modifies that certain Loan and Security Agreement among the Borrowers, the Guarantors, the financial institutions from time to time party thereto as lenders (the “Lenders”) and the Administrative Agent dated as of June 29, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Fifth Amendment provided for changes and modifications to the Credit Agreement as set forth therein, which include, among other things, the reduction of the reserve to $3.5 million and the extension of the Termination Date (as defined in the Credit Agreement) from June 29, 2023 to June 29, 2025.

As of December 31, 2023, and subject to compliance with the covenants, borrowing base, and other provisions of the agreements that may limit borrowings under the Credit Agreement, we had availability of $17.7 million.

The maturity date of the Credit Agreement is June 29, 2025. As of December 31, 2023, we had $9.8 million outstanding balance and had $1.3 million in letters of credit against our Credit Agreement.

Spartan Credit Agreement

On October 19, 2022, Spartan Energy Services LLC and Treating Holdco LLC entered into that certain Second Amendment to Loan, Security and Guaranty Agreement (the “Second Amendment”) with the lenders party thereto and Bank of America, N.A., in its capacity as agent.

The Second Amendment amends and modifies that certain Loan, Security and Guaranty Agreement dated January 29, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Spartan Credit Agreement”) among Spartan Energy Services, LLC, as borrower, Treating Holdco LLC, as guarantor, the financial institutions from time to time party thereto as lenders and Bank of America, N.A., as agent. The Second Amendment provided for changes and modifications to the Spartan Credit Agreement as set forth therein, which include, among other things, the extension of the Termination Date from January 29, 2024 to October 17, 2025.

As of December 31, 2023, and subject to compliance with the covenants, borrowing base, and other provisions of the agreements that may limit borrowings under the Spartan Credit Agreement, we had availability of $22.8 million.

The maturity date of the Spartan Credit Agreement is October 17, 2025. As of December 31, 2023, we had $47.0 million outstanding and no letters of credit against the Spartan Credit Agreement.

7.50% First Lien Notes due 2025

As of December 31, 2023, our 7.50% First Lien Notes due 2025 (the “First Lien Notes”) had $400.1 million outstanding net of unamortized discounts, unamortized deferred financing costs and deferred restructuring gains. Interest on these notes is payable on April 1 and October 1 of each year. The First Lien Notes are secured by a first-priority security interest in substantially all of the Partnership’s and its subsidiaries assets, subject to certain permitted encumbrances and exceptions, and are guaranteed on a senior secured basis by each of the Partnership’s U.S. restricted subsidiaries (other than Finance Corp, certain immaterial subsidiaries and certain other excluded U.S. subsidiaries).

10.000%/10.750% Second Lien Notes due 2026

As of December 31, 2023, our 10.000%/10.750% Second Lien Notes due 2026 (the “Second Lien Notes”) had $172.6 million outstanding, net of unamortized discounts, unamortized deferred financing costs and deferred restructuring gains. Interest on the Second Lien Notes is payable on April 1 and October 1 of each year. The Second Lien Notes are secured by a second-priority security interest in substantially all of the Partnership’s and its subsidiaries assets, subject to certain permitted encumbrances and exceptions, and are guaranteed on a senior secured basis by each of the Partnership’s U.S. restricted subsidiaries (other than Finance Corp and certain other excluded U.S. subsidiaries). In connection with the payment of PIK Interest (as defined below), if any, in respect of the Second Lien Notes, the issuers will be entitled, to increase the outstanding aggregate principal amount of the Second Lien Notes or issue additional notes (“PIK notes”) under the Second Lien Notes indenture on the same terms and conditions as the already outstanding Second Lien Notes. Interest will accrue at (1) the annual rate of 7.250% payable in cash, plus (2) at the election of the Issuers (made by delivering a notice to the Second Lien Trustee not less than five business days prior to the record date), the annual rate of (i) 2.750% payable in cash (together with the annual rate set forth in clause (1), the “Cash Interest Rate”) or (ii) 3.500% payable by increasing the principal amount of the outstanding Second Lien Notes or by issuing additional PIK notes, in each case rounding up to the nearest $1.00 (such increased principal amount or additional PIK notes, the “PIK Interest”).

As of December 31, 2023, our principal amount outstanding included $7.2 million of PIK notes.

Finance Agreements

During 2022, CSI Compressco Leasing LLC and CSI Compressco Operating LLC (individually and collectively as Debtor), with CSI Compressco LP (as Guarantor), entered into a Master Equipment Finance Agreement with a third party in the amount of $16.6 million to finance certain compression equipment. The note is payable in monthly installments of $0.5 million for thirty-six months. The current portion of this amount is classified in accrued liabilities and other and the long-term portion is classified in other long-term liabilities on the accompanying consolidated balance sheet.

During the first quarter of 2023, CSI Compressco Leasing LLC and CSI Compressco Operating LLC (individually and collectively as Debtor), with CSI Compressco LP (as Guarantor), entered into a Master Equipment Finance Agreements with a third party totaling $5.1 million to finance certain compression equipment. The notes are payable in monthly installments totaling $0.2 million for thirty-six months. The current portion of these amounts are classified in accrued liabilities and other and the long-term portion is classified in other long-term liabilities on the accompanying consolidated balance sheet.

NOTE 7 — RELATED PARTY TRANSACTIONS

Transition Services Agreement

TETRA provided back-office support to the Partnership under a Transition Services Agreement for a period of time until the Partnership completed a full separation from TETRA’s back-office support functions. The Transition Services Agreement with TETRA expired on January 31, 2022. For the year ended December 31, 2022 we were charged $0.2 million. There were no such charges in for the year ended December 31, 2023.

Spartan and General Partner Ownership

As of December 31, 2023, Spartan’s ownership interest in us was approximately 45.4%, with the common units held by the public representing an approximate 55% interest in us. As of December 31, 2023, Spartan’s ownership was through various wholly owned subsidiaries and consisted of approximately 44.9% of the limited partner interests plus the approximate 0.5% general partner interest. As a result of its ownership of common units and its general partner interest in us, Spartan received distributions of $2.6 million during the year ended December 31, 2023.

Indemnification Agreement

We have entered into indemnification agreements with each of our current directors and officers with regard to their services as a director or officer, in order to enhance the indemnification rights provided under Delaware law and our Partnership Agreement. The individual indemnification agreements provide each such director or officer with the right to receive his or her costs of defense if he or she is made a party or witness to any proceeding other than a proceeding brought by or in the right of us, provided that such director or officer has not acted in bad faith or engaged in fraud with respect to the action that gave rise to his or her participation in the proceeding.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

From time to time, we are involved in litigation relating to claims arising out of our operations in the normal course of business. While the outcome of any lawsuits or other proceedings against us cannot be predicted with certainty, management does not consider it reasonably possible that a loss resulting from such lawsuits or proceedings in excess of any amounts accrued has been incurred that is expected to have a material adverse effect on our financial condition, results of operations, or cash flows.

NOTE 9 — EQUITY-BASED COMPENSATION

2011 Long Term Incentive Plan

    We have granted phantom unit and performance phantom unit awards to certain employees, officers, and directors of our general partner pursuant to the CSI Compressco LP Third Amended and Restated 2011 Long Term Incentive Plan. Awards of phantom units generally vest over a three-year period. Awards of performance phantom units cliff vest at the end of a performance period and are settled based on achievement of related performance measures over the performance period. Each of the phantom unit and performance phantom unit awards includes distribution equivalent rights that enable the recipient to receive additional units equal in value to the accumulated cash distributions made on the units subject to the award from the date of grant. Accumulated distributions associated with each underlying unit are payable upon settlement of the related phantom unit award (and are forfeited if the related award is forfeited). Phantom units are notional units that entitle the grantee to receive a common unit upon the vesting of the award.

During the year ended December 31, 2023, we granted to certain officers and employees an aggregate of 978,917 phantom unit and performance phantom unit awards, having an average market value (equal to the closing price of the common units on the dates of grant) of $1.36 per unit, or an aggregate market value of $1.3 million. During the year ended December 31, 2022, we granted to certain officers and employees 676,335 phantom unit and performance phantom unit awards, having an average market value (equal to the closing price of the common units on the dates of grant) of $1.39 per unit, or an aggregate market value of $0.9 million. The fair value of awards vesting during 2023 and 2022 was approximately $1.6 million and $2.0 million, respectively. The fair value of awards is amortized straight-line over the vesting period. Adjustments to the amortized expense related to performance phantom units may be recognized prior to vesting depending on the expected achievement of the performance target.

The following is a summary of unit activity for the year ended December 31, 2023:

	Units	Weighted Average Grant Date Fair Value Per Unit
	(In Thousands)
Nonvested units outstanding at December 31, 2022	1,813	$ 1.78
Units granted	979	1.36
Cancelled/forfeited	(104)	1.91
Exercised/released	(924)	1.78
Nonvested units outstanding at December 31, 2023	1,764	$ 1.54

Total estimated unrecognized equity-based compensation expense from unvested units as of December 31, 2023, was approximately $1.1 million and is expected to be recognized over a weighted average period of approximately 1.6 years. The amount recognized in 2023 and 2022 was approximately $1.8 million and $1.6 million, respectively, and is included in selling, general, and administrative expense in our consolidated statements of operations.
NOTE 10 — FAIR VALUE MEASUREMENTS

Fair value is defined by ASC Topic 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date” within an entity’s principal market, if any. The principal market is the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity, regardless of whether it is the market in which the entity will ultimately transact for a particular asset or liability or if a different market is potentially more advantageous. Accordingly, this exit price concept may result in a fair value that may differ from the transaction price or market price of the asset or liability.

Under U.S. GAAP, the fair value hierarchy prioritizes inputs to valuation techniques used to measure fair value. Fair value measurements should maximize the use of observable inputs and minimize the use of unobservable inputs, where possible. Observable inputs are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs may be needed to measure fair value in situations where there is little or no market activity for the asset or liability at the measurement date and are developed based on the best information available in the circumstances, which could include the reporting entity’s own judgments about the assumptions market participants would utilize in pricing the asset or liability.

Financial Instruments

Derivative Contracts

We have currency exchange rate risk exposure related to transactions denominated in a foreign currency as well as to investments in certain of our international operations. We enter into 30-day foreign currency forward derivative contracts as part of a program designed to mitigate the currency exchange rate risk exposure on selected transactions of certain foreign subsidiaries. As of December 31, 2023 and 2022, we had the following foreign currency derivative contracts outstanding relating to a portion of our foreign operations:

December 31, 2023
	US Dollar Notional Amount	Traded Exchange Rate	Settlement Date
(In Thousands)
Forward sale Mexican peso	$ 2,296	$ 17.42	1/16/2024

December 31, 2022
	US Dollar Notional Amount	Traded Exchange Rate	Settlement Date
(In Thousands)
Forward sale Mexican peso	$ 2,071	$ 19.31	1/3/2023

Under a program designed to mitigate the currency exchange rate risk exposure on selected transactions of certain foreign subsidiaries, we may enter into similar derivative contracts from time to time. Although contracts pursuant to this program will serve as economic hedges of the cash flow of our currency exchange risk exposure, they will not be formally designated as hedge contracts or qualify for hedge accounting treatment. Accordingly, any change in the fair value of these derivative instruments during a period will be included in the determination of earnings for that period.

    The fair values of our foreign currency derivative contracts are based on quoted market values (a Level 2 fair value measurement). None of our foreign currency derivative instruments contains credit risk related contingent features that would require us to post assets or collateral for contracts that are classified as liabilities. During the years ended December 31, 2023 and 2022, we recognized approximately $0.5 million and $1.6 million of net losses, respectively, associated with our foreign currency derivatives programs. These amounts are included in other (income) expense, net, in the accompanying consolidated statement of operations.

Fair Value of Debt

The fair value of our debt has been estimated in accordance with the accounting standard regarding fair value. The fair value of our fixed rate long-term debt is estimated based on recent trades for these notes. The carrying and fair value of our debt, excluding unamortized debt issuance costs, are as follows (in thousands):

	December 31, 2023		December 31, 2022
	Carrying Value	Fair Value	Carrying Value	Fair Value
(In Thousands)
7.50% First Lien Notes	$ 400,000	$ 399,000	$ 400,000	$ 373,000
10.000%/10.750% Second Lien Notes	172,717	178,330	172,717	136,446
	$ 572,717	$ 577,330	$ 572,717	$ 509,446
Other

The fair values of cash, accounts receivable, accounts payable, accrued liabilities, and variable-rate long-term debt pursuant to our Credit Agreement and the Spartan Credit Agreement approximate their carrying amounts due to the short-term nature of these items.
NOTE 11 — INCOME TAXES

As a partnership, we are generally not subject to income taxes at the entity level, and our partners are separately taxed on their share of our taxable income. However, a portion of our business is conducted through taxable U.S. corporate subsidiaries. Accordingly, a U.S. federal and state income tax provision has been reflected in the accompanying statements of operations. State tax expense relating to the Texas franchise tax liability is included in the provision for income taxes. Certain of our operations are located outside of the United States, and the Partnership, through its foreign subsidiaries, is responsible for income taxes in these countries.

The income tax provision (benefit) attributable to our operations for the years ended December 31, 2023 and 2022, consists of the following:

	Year Ended December 31,
	2023	2022
	(In Thousands)
Current
Federal	$ —	$ —
State	630	827
Foreign	2,800	3,583
	3,430	4,410
Deferred
Federal	—	(5)
State	1,176	2
Foreign	(833)	379
	343	376
Total tax provision	$ 3,773	$ 4,786

A reconciliation of the provision for income taxes computed by applying the federal statutory rate to income (loss) before income taxes and the reported income taxes is as follows:

	Year Ended December 31,
	2023	2022
	(In Thousands)
Income (loss) tax provision computed at statutory federal income tax rates	$ (1,199)	$ (3,671)
Partnership (earnings) losses	1,199	3,671
Corporate subsidiary earnings (loss) subject to federal tax	(1,470)	(1,141)
Valuation allowances	4,094	896
Income tax expense attributable to foreign earnings	(621)	3,277
State income taxes (net of federal benefit)	1,515	1,681
Other	255	73
Total tax provision	$ 3,773	$ 4,786

Income (loss) before income tax provision includes the following components:

	Year Ended December 31,
	2023	2022
	(In Thousands)
United States	$ (2,922)	$ (26,788)
International	(2,785)	9,306
Total	$ (5,707)	$ (17,482)

We file U.S. federal, state, and foreign income tax returns on behalf of all of our consolidated subsidiaries. With few exceptions, we are not subject to U.S. federal, state, local, or non-U.S. income tax examinations by tax authorities for years prior to 2016. We file tax returns in the U.S. and in various state, local and non-U.S. jurisdictions. The following table summarizes the earliest tax years that remain subject to examination by taxing authorities in any major jurisdiction in which we operate:

Jurisdiction	Earliest Open Tax Period
United States – Federal	2017
United States – State and Local	2017
Non-U.S. jurisdictions	2016

We use the liability method for reporting income taxes, under which current and deferred tax assets and liabilities are recorded in accordance with enacted tax laws and rates. Under this method, at the end of each period, the amounts of deferred tax assets and liabilities are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. We establish a valuation allowance to reduce the deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. While we consider taxable income in prior carryback years, future reversals of existing taxable temporary differences, future taxable income, and tax planning strategies in assessing the need for the valuation allowance, there can be no guarantee that we will be able to realize all of our deferred tax assets. Significant components of our deferred tax assets and liabilities are as follows:

	December 31, 2023	December 31, 2022
Deferred Tax Assets	(In Thousands)
Other - Reserves	$ 13	$ 54
Amortization for book in excess of tax expense	13,482	15,802
Accruals	1,016	1,197
Net operating losses	36,323	29,867
Accruals - Right of use liability	3,948	3,264
Other - Plant, property, and equipment	1,283	1,251
Other	4,273	3,515
Total deferred tax assets	60,338	54,950
Valuation allowance	(34,074)	(30,273)
Net deferred tax assets	$ 26,264	$ 24,677

	December 31, 2023	December 31, 2022
Deferred Tax Liabilities	(In Thousands)
Accruals	$ 504	$ 1,476
Depreciation for tax in excess of book expense	23,016	20,604
Right-of-use Asset	3,855	3,213
Other - Intangibles	78	87
Other - Reserves	194	217
Other	368	329
Total deferred tax liability	28,015	25,926
Net deferred tax liability	$ 1,751	$ 1,249

At December 31, 2023, we have federal, state, and foreign net operating loss carryforwards/carrybacks equal to approximately $28.4 million, $2.9 million, and $5.0 million, respectively. In those foreign jurisdictions and states in which net operating losses are subject to an expiration period, our loss carryforwards, if not utilized, will expire from 2023 to 2042. Utilization of the net operating loss and credit carryforwards may be subject to a significant annual limitation due to ownership changes that have occurred previously or could occur in the future provided by Section 382 of the Internal Revenue Code of 1986, as amended.

    The valuation allowance increased $3.8 million and $2.5 million during the year ended December 31, 2023 and December 31, 2022, respectively, primarily due to the increase in deferred tax assets as a result of losses generated by our U.S. corporate subsidiaries.

    ASC 740, “Income Taxes” provides guidance on measurement and recognition in accounting for income tax uncertainties and provides related guidance on derecognition, classification, disclosure, interest, and penalties. As of December 31, 2023 and 2022, the Partnership had no material unrecognized tax benefits (as defined in ASC 740-10). We do not expect to incur interest charges or penalties related to our tax positions, but if such charges or penalties are incurred, our policy is to account for interest charges as interest expense and penalties as tax expense in the consolidated statements of operations.
NOTE 12 — EARNINGS PER COMMON UNIT

The computations of earnings per common unit are based on the weighted average number of common units outstanding during the applicable full-year period. Basic earnings per common unit is determined by dividing net income (loss) allocated to the common units after deducting the amount allocated to our general partner by the weighted average number of outstanding common units during the period.

When computing earnings per common unit under the two-class method in periods when distributions are greater than earnings, the amount of the distributions is deducted from net income (loss) and the excess of distributions over earnings is allocated between the general partner and common units based on how our partnership agreement allocates net losses.

When earnings are greater than distributions, we determine cash distributions based on available cash. The amount of net income is allocated between the general partner and common units based on how our partnership agreement allocates net earnings.

The following is the number of the weighted average basic and diluted common units outstanding:

	Year Ended December 31,
	2023	2022
Weighted average basic and diluted common units outstanding	141,900,481	141,109,230

    Diluted earnings per unit are computed using the treasury stock method which considers the potential future issuance of limited partner common units. Unvested phantom units are not included in basic earnings per common unit, as they are not considered to be participating securities, but are included in the calculation of diluted earnings per common unit. As of December 31, 2023 and 2022 there were no units excluded from the dilution calculation.
NOTE 13 — SEGMENTS

    ASC 280, “Segment Reporting”, defines the characteristics of an operating segment as (i) being engaged in business activity from which it may earn revenues and incur expenses, (ii) being reviewed by the company’s chief operating decision maker (“CODM”) to make decisions about resources to be allocated and to assess its performance, and (iii) having discrete financial information. The Partnership (excluding Spartan Treating) and Spartan Treating operating segments are both individually material, however, because they have similar economic characteristics and are similar in the nature of products and services, the type or class of customers, methods used to distribute their products or provides services, and production process and regulatory environment, management has determined that they should be aggregated. Based on this, our general partner has concluded that we operate in one reportable segment.

NOTE 14 — GEOGRAPHIC INFORMATION

Our headquarters are in the United States of America and we also have operations in Latin America, Canada, and to a lesser extent, in other countries located in Europe and the Asia-Pacific region. As of June 30, 2023, we no longer have operations in Egypt. We attribute revenue to the countries based on the location of customers. Long-lived assets consist primarily of compressor packages and are attributed to the countries based on the physical location of the compressor packages at a given year-end. Information by geographic area is as follows:

	Year Ended December 31,
	2023	2022
	(In Thousands)
Revenues from external customers:
U.S.	$ 355,113	$ 310,312
Latin America	23,022	32,040
Canada	5,118	4,755
Egypt	2,400	4,045
Other	475	2,246
Total	$ 386,128	$ 353,398
Identifiable assets:
U.S.	$ 629,567	$ 654,515
Latin America	51,901	57,683
Egypt	—	6,341
Canada	5,568	3,864
Total identifiable assets	$ 687,036	$ 722,403

NOTE 15 — SUBSEQUENT EVENTS

The Partnership has evaluated subsequent events through the filing of this Annual Report on Form 10-K and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the transactions described below.

On January 18, 2024, the board of directors of our general partner declared a cash distribution attributable to the quarter ended December 31, 2023, of $0.01 per common unit. This distribution equates to a distribution of $0.04 per outstanding common unit on an annualized basis. This distribution was paid on February 14, 2024, to the holders of common units of record as of the close of business January 31, 2024.